    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 25, 1997
                                                       REGISTRATION NO. 333-
================================================================================



                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                    GEOWORKS
               (EXACT NAME OF ISSUER AS SPECIFIED IN ITS CHARTER)


        CALIFORNIA                                       94-2920371
----------------------------                      -----------------------
  (STATE OF INCORPORATION)                 (I.R.S. EMPLOYER IDENTIFICATION NO.)

                              960 ATLANTIC AVENUE
                           ALAMEDA, CALIFORNIA 94501
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)


                          1997 SUPPLEMENTAL STOCK PLAN
                            (FULL TITLE OF THE PLAN)




                                GORDON E. MAYER
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                    GEOWORKS
                              960 ATLANTIC AVENUE
                           ALAMEDA, CALIFORNIA 94501
                                 (510) 814-1660
    (NAME, ADDRESS, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR
                                   SERVICE)


                                    COPY TO:
                            HERBERT P. FOCKLER, ESQ.
                       WILSON, SONSINI, GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION
                               650 PAGE MILL ROAD
                            PALO ALTO, CA 94304-1050
                                 (415) 493-9300




================================================================================

===============================================================================================================
                                         CALCULATION OF REGISTRATION FEE
================================================================================================================
                                                               Proposed           Proposed
              Title of                     Maximum              Maximum            Maximum
             Securities                     Amount             Offering           Aggregate          Amount of
               to be                        to be              Price Per          Offering          Registration
             Registered                   Registered             Share              Price               Fee
----------------------------------------------------------------------------------------------------------------
Common Stock,                                                          (2)                   (2)
  no par value  . . . . . . . . .        500,000 shares(1)      $16.055125         $8,027,562.50       $2,432.59
================================================================================================================

(1) Represents the number of shares authorized to be issued under the 1997 Supplemental Stock Plan (the "Plan").

(2) The Proposed Maximum Offering Price Per Share was estimated in part pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the "Securities Act"), and, in part, pursuant to Rule 457(c) under the Securities Act. With respect to (i) 351,000 shares which are subject to outstanding options to purchase Common Stock under the Plan, the Proposed Maximum Offering Price Per Share was estimated pursuant to Rule 457(h), under which Rule the per share price of options to purchase stock under an employee stock option plan may be estimated by reference to the exercise price of such options. The weighted average exercise price of the 351,000 shares subject to outstanding options under the Plan is $17.75. With respect to 149,000 shares of Common Stock available for future grant under the Plan, the Proposed Maximum Offering Price Per Share was estimated pursuant to Rule 457(c) under which Rule the per share price was determined by reference to the average of the high and low price reported in the Nasdaq National Market on March 19, 1997, which average was $12.0625. The number referenced above in the table entitled "Proposed Maximum Offering Price per Share" represents a weighted average of the foregoing estimates calculated in accordance with Rules 457(h) and 457(c).

                                    GEOWORKS
                       REGISTRATION STATEMENT ON FORM S-8

                                    PART II

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by References

         There are hereby incorporated by reference in this Registration Statement the following documents and information heretofore filed by Geoworks (the "Company") with the Securities and Exchange Commission:

         (1) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed April 26, 1994 pursuant to
Section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act") and declared effective on June 22, 1994.

         (2) The Company's annual report on Form 10-K under the Exchange Act for the fiscal year ended March 31, 1996.

         (3) The Company's quarterly reports on Form 10-Q under the Exchange Act for the fiscal quarters ended June 30, 1996, September 30, 1996 and December 31, 1996.

         (4)     The Company's Current Report on Form 8-K, filed March 10, 1997.

In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Directors and Officers.

         The Company's Articles of Incorporation limit the liability of directors for monetary damages to the maximum extent permitted by California law. Such limitation of liability has no effect on the availability of equitable remedies, such as injunctive relief or rescission.

         The Company's Bylaws provide that the Company shall indemnify its directors and officers and may indemnify its employees and agents (other than officers and directors) against certain liabilities to the fullest extent permitted by California law. The Company is also empowered under its Bylaws to enter into indemnification agreements with its directors, officers, employees and agents and to purchase insurance on behalf of any director, officer, employee or agent for any liability arising out of his or her actions in such capacity, regardless of whether the Bylaws would permit indemnification. The Company has entered into indemnification agreements with each of its current directors, officers and certain of its employees which provide for indemnification of, and advancement of expenses to, such persons to the fullest extent permitted by law, including by reason of action or inaction occurring in the past and circumstances in which indemnification and advancement of expenses are permitted under applicable law. It is the opinion of the staff of the Securities and Exchange Commission that indemnification provisions such as those contained in these agreements have no effect on a director's or officer's liability under the federal securities laws.

         Pursuant to underwriting agreements among the Company and the underwriters of the Company's initial public offering dated June 22, 1994 and a subsequent public offering dated November 14, 1995, the Company's officers and directors and other persons who control the Company are indemnified against any and all losses, claims, damages or liabilities to which such persons may become subject under the Securities Act, Exchange Act and common law which arise out of any untrue statement regarding or omission of a material fact contained in the registration statement for such offerings if such statement or omission was made in reliance upon and in conformity with information provided to the Company in writing by any underwriter of the offering.

         See also the undertakings set out in response to Item 9 herein.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

                 Exhibit
                  Number                        Description
                 -------          ----------------------------------------------------
                 4.1              1997 Supplemental Stock Plan
                 4.2              Form of Stock Option Agreement under the 1997 Supplemental Stock Plan
                 5.1              Opinion of counsel as to legality of securities being registered.
                 23.1             Consent of counsel (contained in Exhibit 5.1)
                 23.2             Consent of Independent Auditors
                 24.1             Power of Attorney (see pages II-4 and II-5)

Item 9.  Undertakings.

         A.      The Company hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement.

                 (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B. The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to law, the Company's Articles of Incorporation, the Company's Bylaws or the Company's indemnification agreements, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Company will, unless in the opinion of its counsel the matter has already been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alameda, State of California, on this 21st day of March, 1997.


                                       GEOWORKS


                                       By: /s/ DANIEL L. SICOTTE
                                          ------------------------------------
                                          Daniel L. Sicotte, Controller
                                          (Principal Financial and
                                          Accounting Officer)


                               POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gordon E. Mayer, Jordan J. Breslow and Daniel L. Sicotte, and each of them, as his or her attorney-in-fact, with full power of substitution in each, for him or her in any and all capacities to sign any amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

               Signature                            Title                                    Date
      -----------------------              -------------------------------               ---------------
      /s/ BRIAN P. DOUGHERTY               Chairman of the Board                         March 21, 1997
      ----------------------
        Brian P. Dougherty


        /s/ GORDON E. MAYER                President, Chief Executive Officer            March 21, 1997
        -------------------                and Director (Principal Executive
          Gordon E. Mayer                  Officer)


       /s/DANIEL L. SICOTTE                Controller (Principal Financial               March 21, 1997
       --------------------                and Accounting Officer)
         Daniel L. Sicotte


       /s/ BRUCE W. DUNLEVIE               Director                                      March 21, 1997
       ---------------------
         Bruce W. Dunlevie


                                           Director
       --------------------
          Reijo Paajanen


        /s/ ERIC E. SCHMIDT                Director                                      March 21, 1997
        -------------------
          Eric E. Schmidt


        /s/ CLIVE G. SMITH                 Director                                      March 21, 1997
        ------------------
          Clive G. Smith


       /s/ R. DUFF THOMPSON                Director                                      March 21, 1997
       --------------------
         R. Duff Thompson

                               INDEX TO EXHIBITS


 Exhibit
 Number                        Description
--------       -----------------------------------------------------
   4.1         1997 Supplemental Stock Plan
   4.2         Form of Stock Option Agreement under the 1997 Supplemental Stock Plan
   5.1         Opinion of counsel as to legality of securities
               being registered.
  23.1         Consent of counsel (contained in Exhibit 5.1)
  23.2         Consent of Independent Auditors
  24.1         Power of Attorney (see pages II-4 and II-5)